As filed with the Securities and Exchange Commission on May 7, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

Form S-8

CARNIVAL CORPORATION LTD.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation or organization)

59-1562976

(I.R.S. Employer Identification No.)

Carnival Place
3655 N.W. 87th Avenue
Miami, Florida 33178-2428
(305) 599-2600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carnival Corporation Ltd. 2020 Stock Plan
Carnival plc UK Employee Share Purchase Plan
(Full title of the plan)

Enrique Miguez
General Counsel

Carnival Corporation Ltd.
3655 N.W. 87th Avenue
Miami, Florida 33178-2428

(305) 599-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.

Luke Jennings, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 7, 2026, Carnival Corporation & plc completed the unification of its dual-listed company structure under a single company, Carnival Corporation Ltd., with Carnival plc as the wholly-owned UK subsidiary of Carnival Corporation (the “DLC Unification”). As part of the DLC Unification, Carnival Corporation migrated its jurisdiction of incorporation from Panama to Bermuda and changed its name to Carnival Corporation Ltd., and Carnival plc will subsequently be re-registered as a private limited company.

In connection with the DLC Unification, Carnival Corporation Ltd. (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register (i) 1,738,289 common shares, par value $0.01 per share (the “Common Shares”), representing awards over an equal number of Carnival plc ordinary shares that were outstanding under the Carnival plc 2024 Employee Share Plan (the “2024 ESP”), that were cancelled in connection with the DLC Unification, and for which the Registrant has agreed to grant replacement awards over Common Shares to the relevant participants on a one-for-one basis and otherwise on substantially equivalent terms pursuant to the Carnival Corporation Ltd. 2020 Stock Plan (the “Plan”); (ii) 2,206,121 Common Shares, representing the number of Carnival plc ordinary shares that were available for issuance under the 2024 ESP immediately prior to the DLC Unification that may be used for grants of awards under the Plan in accordance with Rule 303A.08 of the New York Stock Exchange Listed Company Manual; and (iii) 1,000,000 Common Shares that may be issued as post-transaction grants under the Carnival plc UK Employee Share Purchase Plan (the "UK ESPP") to participants in the UK ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registration Information and Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Carnival Corporation Ltd., 3655 N.W. 87th Avenue, Miami, Florida 33178-2428 Attention: General Counsel; Telephone number (305) 599-2600.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by us are incorporated by reference in this Registration Statement:

(a)	Carnival Corporation’s and Carnival plc’s joint Annual Report on Form 10-K for the fiscal year ended November 30, 2025, as filed on January 27, 2026;

(b)	Carnival Corporation’s and Carnival plc’s joint Quarterly Report on Form 10-Q for the quarter ended February 28, 2026, as filed on March 27, 2026;

(c)	Carnival Corporation’s and Carnival plc’s joint Current Reports on Form 8-K as filed on February 12, 2026, February 20, 2026, April 20, 2026 and May 7, 2026;

(d)	The information responsive to Part III of the Annual Report provided in Carnival Corporation’s and Carnival plc’s Proxy Statement on Schedule 14A filed on February 27, 2026; and

(e)	The description of the Common Shares contained in the Registration Statement on Form 8-A/A of Carnival Corporation Ltd., filed with the Securities and Exchange Commission on May 7, 2026 (File No. 001-09610), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 98 of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Companies Act.

Carnival Corporation Ltd.’s Bye-Laws provide that Carnival Corporation Ltd. will indemnify the officers and directors with respect to their actions and omissions, except in respect of their fraud or dishonesty but otherwise to the fullest extent and in the manner set forth in and permitted by the Bermuda Companies Act and any other applicable law from time to time in effect. Carnival Corporation Ltd.’s Bye-Laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits Carnival Corporation Ltd. to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability incurred by such person in such capacity or arising out of his status as such, whether or not Carnival Corporation Ltd. may otherwise indemnify such officer or director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.1	Memorandum of Continuance of Carnival Corporation Ltd. (incorporated by reference to the Current Report on Form 8-K of Carnival Corporation Ltd., filed on May 7, 2026).

4.2	Bye-laws of Carnival Corporation Ltd. (incorporated by reference to the Current Report on Form 8-K of Carnival Corporation Ltd., filed on May 7, 2026).

5.1*	Opinion of Conyers Dill & Pearman Limited.

23.1*	Consent of Conyers Dill & Pearman Limited (included with Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Certified Public Accounting Firm.

23.3*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney of certain officers and directors of Carnival Corporation Ltd. (included on the signature pages hereof).

107.1*	Filing Fee Table.

*Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)      To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF CARNIVAL CORPORATION LTD.

Pursuant to the requirements of the Securities Act of 1933, as amended, Carnival Corporation Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on May 7, 2026.

CARNIVAL CORPORATION LTD.

/s/ Josh Weinstein
Name:	Josh Weinstein
Title:	Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Micky Arison, David Bernstein, Josh Weinstein, James Chedgey and Enrique Miguez, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 7, 2026.

Signature	Title

/s/ Josh Weinstein	Chief Executive Officer and Director
Josh Weinstein	(Principal Executive Officer)

/s/ David Bernstein	Chief Financial Officer and Chief Accounting Officer
David Bernstein	(Principal Financial and Principal Accounting Officer)

/s/ Micky Arison	Chair of the Board of Directors
Micky Arison

/s/ Sir Jonathon Band	Director
Sir Jonathon Band

/s/ Jason Glen Cahilly	Director
Jason Glen Cahilly

/s/ Nelda J. Connors	Director
Nelda J. Connors

/s/ Helen Deeble	Director
Helen Deeble

/s/ Jeffrey J. Gearhart	Director
Jeffrey J. Gearhart

/s/ Katie Lahey	Director
Katie Lahey

/s/ Stuart Subotnick	Director
Stuart Subotnick

/s/ Laura Weil	Director
Laura Weil

/s/ Randall J. Weisenburger	Director
Randall J. Weisenburger